CERTIFICATE OF ELIMINATION
OF
SIMEX TECHNOLOGIES, INC.

SIMEX Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions which provided for the elimination of the Corporation’s Series A Preferred Stock and Series B Preferred Stock, of which no shares are outstanding and no shares will be issued subject to the certificates of designation previously filed.

SECOND: The designation of terms of each of the Series A Preferred Stock and Series B Preferred Stock are hereby eliminated upon the effective date of this Certificate of Elimination.

THIRD: In accordance with the terms of the certificates of designations of each of such Series A Preferred Stock and Series B Preferred Stock all Shares are no longer deemed to be outstanding but continue to be non-designated authorized Shares of the Corporation’s Preferred Stock pursuant to the terms of the Corporation’s Certificate of Incorporation.

IN WITNESS WHEREOF, SIMEX Technologies, Inc. has caused this certificate to be signed Kjell I. Jagelid, its authorized officer, this 27 day of August, 2004.

SIMEX TECHNOLOGIES, INC.

By: /s/ Kjell I. Jagelid________________
Kjell I. Jagelid,
Chief Executive Officer